PRESS RELEASE

INNOSPEC REPORTS FOURTH QUARTER AND FULL YEAR 2014 FINANCIAL RESULTS

Record sales performance as revenues increase 20 percent in Q4, 17 percent for full year

EBITDA up 28 percent and operating income up 65 percent in Q4

Fourth quarter adjusted non-GAAP EPS of $1.16

Very strong cash flow and balance sheet; Solid contributions from recent acquisitions

Englewood, CO – February 17, 2015 – Innospec, Inc. (NASDAQ: IOSP) today announced its financial results for the fourth quarter and full year ended December 31, 2014.

Total net sales for the fourth quarter were a record $290.7 million, a 20 percent increase from $241.6 million in the corresponding period last year. Net income was $27.9 million, or $1.11 per diluted share, compared with $28.7 million, or $1.17 per diluted share, a year ago. EBITDA (earnings before interest, taxes, depreciation, amortization, fair value adjustments and impairment) for the quarter was $49.5 million, up 28 percent from 2013’s fourth quarter.

Results for this quarter include some special items, which are summarized in the table below. Excluding these items, adjusted non-GAAP EPS in the fourth quarter was $1.16 per diluted share, up from $1.06 per diluted share a year ago. Innospec closed the quarter in a net debt position of $95.3 million, as the Independence acquisition closed requiring an initial payment of $99.0 million. The Company paid a $6.8 million semi-annual dividend of $0.28 per common share and spent $6.0 million under the previously announced share repurchase program. Cash generation was again very strong during the fourth quarter, with operating cash inflows of $47.3 million before capital expenditures of $6.5 million.

EBITDA and net income excluding special items, and related per-share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended December 31, 2014			Quarter ended December 31, 2013
	Income before	Net		Income before	Net
(in millions, except share and per share data)	income taxes	Income	Diluted EPS	income taxes	income	Diluted EPS
Reported GAAP amounts	$42.7	$27.9	$1.11	$30.7	$28.7	$1.17

Adjustment of income tax provisions	2.0	2.0	0.08	0.1	0.1	—
Adjustment to fair value of contingent consideration	(1.9)	(1.4)	(0.06)	—	—	—
Acquisition-related costs	0.5	0.4	0.02	0.3	0.2	0.01
Foreign currency exchange losses/(gains)	0.4	0.3	0.01	(4.9)	(4.1)	(0.17)
75th anniversary employee recognition	—	—	—	1.6	1.3	0.05
	1.0	1.3	0.05	(2.9)	(2.5)	(0.11)
Adjusted non-GAAP amounts	$43.7	$29.2	$1.16	$27.8	$26.2	$1.06

Commenting on the results, Patrick Williams, President and Chief Executive Officer, said, “Innospec had a very successful fourth quarter, which was a record for the Company, concluding a very good year overall. We delivered full year sales of over $960 million meaning the annualized run-rate is now above $1 billion – a significant milestone for us.

“Gross margin improved in the quarter, and operating income was up 24 percent for the year compared to 2013. We have continued to face some market difficulties, including lack of growth in some key economies, and political instability in others. Nevertheless we enter 2015 with a strong order book, and good momentum.  Positive contributions from our more recent acquisitions have played an important role in our success, augmenting a really good performance from our established businesses. We have combined this with close attention to the management of our cash and balance sheet, positioning Innospec to enter 2015 in a robust position.

“Fuel Specialties finished the year with great momentum in the Americas, which was a consistently good performer throughout 2014, with substantial contributions from our recent acquisitions.

“In EMEA, we faced a sluggish economy and continued tough conditions in the refinery market, combined with continued political unrest and sanctions affecting Russia and Ukraine. Sales were therefore down compared to prior periods. However, we managed to maintain fairly healthy margins in this business. In Asia-Pacific, progress continues to be made against previous contract losses and we are well positioned entering 2015. Meanwhile, AvTel sales were up significantly in the fourth quarter, although we attribute this to buying patterns, rather than a fundamental change in demand.

“Our Oilfield Specialties business recorded a good quarter, with continued growth and increasing market penetration. Independence, our most recent acquisition, exceeded our expectations during its first two months with Innospec.  Importantly, very good progress has been made in integrating our newer oilfield sites into our safety, health and environment (SHE) structure and processes.

“Following an excellent first nine months of good growth, Performance Chemicals had a softer final quarter. We believe that this is a product of aggressive, year-end destocking and holiday plant shutdowns, as well as tighter working capital management, rather than a lack of future demand in the market.  In fact, our order book going into 2015 looks very healthy, and we expect a near-term rebound to earlier performance levels.”

For the full year, total revenues of $960.9 million increased 17 percent from $818.8 million in 2013. Net income for 2014 was $84.1 million, or $3.38 per diluted share, compared to $77.8 million, or $3.22 per diluted share, a year ago. EBITDA for the year was $140.8 million, up 21 percent from $116.0 million in 2013. Special items increased net income for the full year by $3.3 million, or $0.13 per diluted share; in 2013, similar items increased net income by $0.5 million, or $0.03 per diluted share.

	Year ended December 31, 2014			Year ended December 31, 2013
	Income before	Net		Income before	Net
(in millions, except share and per share data)	income taxes	income	Diluted EPS	income taxes	income	Diluted EPS
Reported GAAP amounts	$110.9	$84.1	$3.38	$92.8	$77.8	$3.22

Adjustment of income tax provisions	(1.9)	(1.9)	(0.07)	0.2	0.2	0.01
Adjustment to fair value of contingent consideration	(1.9)	(1.4)	(0.06)	—	—	—
Foreign currency exchange gains	(1.8)	(1.4)	(0.06)	(4.1)	(3.5)	(0.15)
Acquisition-related costs	1.8	1.4	0.06	1.8	1.5	0.06
75th anniversary employee recognition	—	—	—	1.6	1.3	0.05
	(3.8)	(3.3)	(0.13)	(0.5)	(0.5)	(0.03)
Adjusted non-GAAP amounts	$107.1	$80.8	$3.25	$92.3	$77.3	$3.19

Net sales in Fuel Specialties for the quarter were a record $216.8 million, a 32 percent increase from $163.8 million in last year’s fourth quarter, driven by sales growth in the Americas and important contributions from the recent acquisitions. Excluding the acquisitions, volumes increased by 3 percent and a 6 percent richer sales mix offset the adverse currency impact of 3 percent in the quarter. Revenues in the Americas grew by 13 percent due to improved volumes and a richer sales mix compared to a year ago. In EMEA, sales fell 9 percent from a strong performance last year, driven by lower volumes impacted by ongoing trading constraints in Russia and Ukraine and the weak market in European refineries. Sales in Asia-Pacific remained relatively unchanged from last year’s fourth quarter. The segment’s gross margin for the quarter was 32.2 percent, up 1.1 percentage points from 31.1 percent in last year’s fourth quarter, and operating income was $36.6 million, up 39 percent from a year ago. For the full year, the segment’s sales were up 20 percent to $682.2 million and operating income increased 13 percent to $104.4 million.

In Performance Chemicals, revenues for the quarter were $51.0 million, 2 percent lower than $52.2 million a year ago, impacted by larger year-end destocking and holiday season plant slowdowns than in prior years. Volume growth of 1 percent was offset by a 1 percent weaker sales mix and 2 percent adverse currency impact. By region, sales fell by 9 percent in the Americas and 11 percent in Asia-Pacific but rose by 13 percent in EMEA. The segment’s gross margin for the quarter was 23.1 percent, compared to 25.7 percent in the corresponding period. Operating income of $4.7 million was down from $6.5 million reported in the year-ago period. Sales for the full year increased 16 percent, to $223.5 million, and operating income of $25.6 million was 8 percent higher than reported in 2013.

Octane Additives’ net sales for 2014’s fourth quarter were $22.9 million, compared to $25.6 million a year ago. Gross margin for the quarter was 54.1 percent, a significant increase from 39.8 percent in the comparable 2013 period. The segment’s operating income for the quarter was $10.6 million, up 25 percent from last year’s $8.5 million. For the year, Octane Additives’ net sales were $55.2 million, a 6 percent decrease, and its operating income was $22.6 million, a 5 percent increase from a year ago.

Corporate costs for the quarter were $9.0 million, down significantly from $14.2 million a year ago. The decrease was primarily due to reduced legal and compliance-related costs. As expected the pension charge was $0.8 million for the quarter. The full year adjusted effective tax rate of 24.9 percent was higher than we anticipated throughout the year, and higher than last year’s 15.9 percent principally due to the fourth quarter increase in taxable income in the U.S..

For the full year, net cash generated from operations was $106.3 million. At year-end, Innospec had $46.3 million in cash, cash equivalents and short-term investments and total debt of $141.6 million, as the Company closed the Independence acquisition for an initial consideration of $99.0 million. In the fourth quarter, the Company paid a semi-annual dividend of $6.8 million, $0.28 per share, and retired 137,865 shares for $6.0 million under the share repurchase program.

“Mr. Williams concluded, “We are very pleased with our performance for the year, and particularly the fourth quarter, which provided excellent business momentum entering 2015. Both our core businesses and our acquisitions delivered as we expected, and, importantly, provided exceptional cash inflows.

“In the fourth quarter we absorbed the cash impact of a sizable acquisition; bought back nearly 138,000 shares under our share repurchase plan and returned $6.8 million to our shareholders in dividends, ending the year with an improved balance sheet.

“We expect that our strong financial position and cash management efforts will enable us to weather the uncertainties of our markets and be positioned to take cautious advantage of opportunities to pick up distressed assets in the energy market as well as potential complementary acquisitions in the personal care sector, when we feel it is appropriate.

“We feel very confident about the future for Innospec.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise EBITDA, income before income taxes excluding special items and net income excluding special items and related per share amounts. EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, amortization, adjustment to fair value of contingent consideration and impairment of Octane Additives segment goodwill. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of adjustment of income tax provisions, adjustment to fair value of contingent consideration, acquisition-related costs, foreign currency exchange losses/(gains) and 75th anniversary employee recognition. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, management uses these non-GAAP financial measures internally to allocate resources and evaluate the performance of the Company’s operations. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 1300 employees in 20 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Fuel Specialties business specializes in manufacturing and supplying the fuel additives that help improve fuel efficiency, boost engine performance and reduce harmful emissions. This business also contains Oilfield Specialties which provides specialty chemicals for oil & gas drilling and production operations. Innospec’s Performance Chemicals business provides effective technology-based solutions for our customers’ processes or products focused in the Personal Care; Polymers; and Fragrance Ingredients markets. Innospec’s Octane Additives business is the world’s only producer of tetra ethyl lead.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “believes,” “feels” or similar words or expressions), for example, which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future. Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2013, and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports.  Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Brian Watt
Innospec Inc.
+44-151-356-6241
Brian.Watt@innospecinc.com

Robert D. Ferris
RF|Binder Partners
+1-212-994-7505
Robert.Ferris@RFBinder.com

Dan Scorpio
RF|Binder Partners
+1-212-994-7609
Dan.Scorpio@RFBinder.com

Schedule 1

INNOSPEC INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(in millions, except share and per share data)
}	Three Months Ended		Twelve Months Ended
}	December 31		December 31
	2014	2013	2014	2013
Net sales	$290.7	$241.6	$960.9	$818.8
Cost of goods sold	(196.6)	(167.0)	(658.9)	(563.6)

Gross profit	94.1	74.6	302.0	255.2
Operating expenses:
Selling, general and administrative	(47.1)	(43.1)	(169.2)	(142.1)
Research and development	(4.9)	(4.6)	(22.2)	(21.2)
Adjustment to fair value of contingent consideration	1.9	—	1.9	—
Impairment of Octane Additives segment goodwill	—	(0.3)	—	(1.3)
Total operating expenses	(50.1)	(48.0)	(189.5)	(164.6)

Operating income	44.0	26.6	112.5	90.6
Other net (expense)/income	(0.4)	4.9	1.8	4.1
Interest expense, net	(0.9)	(0.8)	(3.4)	(1.9)

Income before income taxes	42.7	30.7	110.9	92.8
Income taxes	(14.8)	(2.0)	(26.8)	(15.0)

Net income	$27.9	$28.7	$84.1	$77.8

Earnings per share:
Basic	$1.14	$1.19	$3.45	$3.29
Diluted	$1.11	$1.17	$3.38	$3.22
Weighted average shares outstanding (in thousands):
Basic	24,384	24,044	24,391	23,651
Diluted	25,111	24,454	24,878	24,156

INNOSPEC INC. AND SUBSIDIARIES

Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended		Twelve Months Ended
	December 31		December 31
(in millions)	2014	2013	2014	2013
Net sales:
Fuel Specialties	$216.8	$163.8	$682.2	$567.4
Performance Chemicals	51.0	52.2	223.5	192.4
Octane Additives	22.9	25.6	55.2	59.0

	290.7	241.6	960.9	818.8

Gross profit:
Fuel Specialties	69.9	51.0	219.0	181.1
Performance Chemicals	11.8	13.4	54.4	46.3
Octane Additives	12.4	10.2	28.6	27.8

	94.1	74.6	302.0	255.2

Operating income:
Fuel Specialties	36.6	26.3	104.4	92.7
Performance Chemicals	4.7	6.5	25.6	23.6
Octane Additives	10.6	8.5	22.6	21.5
Pension charge	(0.8)	(0.2)	(3.3)	(2.3)
Corporate costs	(9.0)	(14.2)	(38.7)	(43.6)

	42.1	26.9	110.6	91.9
Adjustment to fair value of contingent consideration	1.9	—	1.9	—
Impairment of Octane Additives segment goodwill	—	(0.3)	—	(1.3)

Total operating income	$44.0	$26.6	$112.5	$90.6

Schedule 2B

NON-GAAP MEASURES	Three Months Ended		Twelve Months Ended
	December 31		December 31
(in millions)	2014	2013	2014	2013
Net income	$27.9	$28.7	$84.1	$77.8
Interest expense, net	0.9	0.8	3.4	1.9
Income taxes	14.8	2.0	26.8	15.0
Depreciation and amortization	7.8	6.9	28.4	20.0
Adjustment to fair value of contingent consideration	(1.9)	—	(1.9)	—
Impairment of Octane Additives segment goodwill	—	0.3	—	1.3

EBITDA	49.5	38.7	140.8	116.0

Fuel Specialties	40.8	29.2	118.0	102.1
Performance Chemicals	6.8	8.7	34.2	29.7
Octane Additives	10.7	8.8	23.0	22.8
Pension charge	(0.8)	(0.2)	(3.3)	(2.3)
Corporate costs	(7.6)	(12.7)	(32.9)	(40.4)

	49.9	33.8	139.0	111.9
Other net (expense)/income	(0.4)	4.9	1.8	4.1

EBITDA	$49.5	$38.7	$140.8	$116.0

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(in millions)	2014	2013
Assets

Current assets:
Cash and cash equivalents	$41.6	$80.2
Short-term investments	4.7	6.6
Trade and other accounts receivable	164.3	135.8
Inventories	184.9	158.9
Current portion of deferred tax assets	8.4	8.7
Prepaid expenses	8.3	5.8
Prepaid income taxes	2.0	11.4
Total current assets	414.2	407.4
Property, plant and equipment	80.8	60.4
Goodwill	276.1	187.9
Other intangible assets	181.1	126.8
Deferred finance costs	1.1	1.8
Deferred tax assets, net of current portion	0.7	8.6
Pension asset	45.2	—
Other non-current assets	0.7	1.8
Total assets	$999.9	$794.7

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$87.6	$63.3
Accrued liabilities	77.2	73.5
Current portion of long-term debt	0.4	5.3
Current portion of finance leases	0.5	—
Current portion of plant closure provisions	5.7	6.2
Current portion of unrecognized tax benefits	—	6.8
Current portion of accrued income taxes	5.6	—
Current portion of acquisition-related contingent consideration	45.7	—
Current portion of deferred tax liabilities	—	0.2
Current portion of deferred income	0.2	0.3
Total current liabilities	222.9	155.6
Long-term debt, net of current portion	139.0	142.7
Finance leases, net of current portion	1.7	—
Plant closure provisions, net of current portion	28.4	26.2
Unrecognized tax benefits, net of current portion	6.2	6.2
Deferred tax liabilities, net of current portion	23.0	9.5
Pension liabilities	10.4	39.0
Acquisition-related contingent consideration, net of current portion	49.5	4.6
Other non-current liabilities	2.0	0.3
Deferred income, net of current portion	0.9	1.2
Total stockholders’ equity	515.9	409.4

Total liabilities and stockholders’ equity	$999.9	$794.7

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended
	December 31
(in millions)	2014	2013
Cash Flows from Operating Activities

Net income	$84.1	$77.8
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	29.1	20.4
Impairment of Octane Additives segment goodwill	—	1.3
Adjustment to fair value of contingent consideration	(1.9)	—
Deferred taxes	5.8	5.8
Repayment of promissory note in civil complaint settlement	(5.0)	(5.0)
Changes in working capital	(12.8)	(16.4)
Excess tax benefit from stock-based payment arrangements	(0.4)	(3.8)
Accrued income taxes	14.9	(14.7)
Movement on plant closure provisions	1.9	1.9
Cash contributions to defined benefit pension plans	(11.6)	(11.0)
Non-cash expense of defined benefit pension plans	3.8	3.0
Stock option compensation	2.6	2.5
Movements on unrecognized tax benefits	(6.8)	0.2
Movements on other non-current assets and liabilities	2.6	(0.7)
Net cash provided by operating activities	106.3	61.3
Cash Flows from Investing Activities

Capital expenditures	(13.5)	(11.0)
Business combinations, net of cash acquired	(98.7)	(94.4)
Internally developed software and other costs	(8.4)	(9.4)
Purchase of short-term investments	(5.0)	(7.0)
Sale of short-term investments	6.6	5.7
Net cash used in investing activities	(119.0)	(116.1)
Cash Flows from Financing Activities

Net (repayment)/receipt of revolving credit facility	(3.0)	122.0
Repayment of term loans	(1.7)	(0.2)
Refinancing costs	(0.1)	(0.9)
Excess tax benefit from stock-based payment arrangements	0.4	3.8
Dividend paid	(13.4)	(12.0)
Issue of treasury stock	0.4	3.8
Repurchase of common stock	(6.9)	(3.7)
Net cash (used in)/provided by financing activities	(24.3)	112.8
Effect of foreign currency exchange rate changes on cash	(1.6)	(0.2)

Net change in cash and cash equivalents	(38.6)	57.8
Cash and cash equivalents at beginning of year	80.2	22.4
Cash and cash equivalents at end of year	$41.6	$80.2

Amortization of deferred finance costs of $0.7million (2013 — $0.4million) are included in depreciation and amortization in the cash flow statement but in interest expense in the income statement.